Richard Chiang

ALPINE 3 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

April 10, 2014

Board of Directors of ALPINE 3 Inc.

460 Brannan Street, Suite 78064

San Francisco, CA 94107

In connection with the executed share purchase agreement (SPA) with The Michael Rapport Trust, dated April 10, 2014, please accept this notice that effective today, April 10, 2014, I hereby resign from my positions and all duties as President, CEO, CFO, Secretary and Chairman of the Board of Directors, of ALPINE 3 Inc.

Sincerely,

/s/Richard Chiang____

Richard Chiang

President, CEO, CFO, Secretary and Chairman of the Board of Directors

ALPINE 3 Inc.